Exhibit 99.1

WPCS Signs Non-Binding Letter of Intent

to Sell its Ownership Stake in China Joint Venture

EXTON, PA - (Marketwired – May 14, 2014) - WPCS International Incorporated (NASDAQ: WPCS) which specializes in contracting services for communications infrastructure and the development of a Bitcoin trading platform, today announced that the Company has signed a non-binding letter of intent (“LOI”) to sell its 60% majority ownership interest in Taian AGS Pipeline Construction Co. Ltd. (the “China Operations”), to AIC Investments Limited, a Hong Kong company (“AIC”), in an all-cash transaction valued at $2.1 Million. The consummation of this transaction is subject to a number of conditions, including, but not limited to, completion of due diligence by AIC, the negotiation and execution of a definitive purchase agreement, third party governmental and regulatory consents, approval of the board of directors from the Company and AIC, shareholder approval of the Company and approval from holders of senior secured debt of the Company.

Sebastian Giordano, Interim Chief Executive Officer, commented, “While we value our long-standing relationship with our joint venture partner, we are very pleased to enter into this LOI to sell our position in our China Operations. We expect that this divestiture will net the Company approximately $1.8 million in cash upon closing. Together with the expected sale of our Seattle operations, these transactions would provide the Company with almost $4 million in working capital. As part of our ongoing restructuring, management has aggressively pursued monetizing certain of its non-core assets in an effort to provide additional working capital necessary for bolstering our profitable Suisun City contracting operation and for fueling the growth of our BTX Trader, LLC line of business. We remain focused on this new initiative and are encouraged by the growth we are witnessing in the digital currency industry as its global acceptance continues to expand.”

About WPCS International Incorporated

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Alliance Advisors, LLC

Valter Pinto

PH: (914) 669-0222

valter@allianceadvisors.net